Exhibit 10.1

LEVI STRAUSS & CO.

MANAGEMENT INCENTIVE PLAN

—CONFIDENTIAL—

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

1. Introduction

This is the official document for the Levi Strauss & Co. Management Incentive Plan (the “Plan”), which contains the exclusive and complete description of the terms of this Plan. The Company reserves the right to amend the Plan from time to time or to terminate the Plan at any time.

The purpose of the Plan is to ensure that participating employees are provided with a competitive compensation opportunity for the 2005 and 2006 Fiscal Years. To achieve this goal, the Plan offers participating employees the opportunity to earn incentive compensation that is dependent upon achievement of the Company’s long-term measures related to total Company earnings. The Plan is a special, one-time incentive plan designed to bridge the payment opportunity gap between existing Company long-term incentive plans.

2. Purpose of the Plan

The purpose of the Plan is to:

•	Align Eligible Employees’ and shareholders’ interests;

•	Recognize and reward Eligible Employees who make substantial contributions to the Company;

•	Tie incentive opportunity to external competitive pay practices, and internally to the Company’s total compensation objectives;

•	Bridge the payment opportunity gap between existing Company long-term incentive plans; and

•	Encourage continuation of excellent service.

3. Defined Terms

A.	2005 Award Payout means the cash payable to a Participant under the Plan as described in Section 7 of the Plan. The amount of the 2005 Award Payout is in the sole and exclusive discretion of the Company.

B.	2005 EBITDA means the Company’s actual EBITDA for the 2005 Fiscal Year.

C.	2005 Plan EBITDA means the target EBITDA for the 2005 Fiscal Year, as established by the Company at the beginning of the Performance Cycle.

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D.	2005 Plan Payout means a dollar amount established by the Company for each Eligible Employee as the basis for the 2005 Award Payout for achieving the 2005 Plan EBITDA. The 2005 Plan Payout will be established by salary band and may vary, depending on the Eligible Employee’s location and/or job title.

E.	2006 Award Payout means the cash payable to a Participant under the Plan as described in Section 9 of the Plan. The amount of the 2006 Award Payout is in the sole and exclusive discretion of the Company.

F.	2006 Plan Payout means a dollar amount established by the Company for each Eligible Employee as the basis for the 2006 Award Payout for achieving the Plan Performance Cycle EBITDA and the Plan Performance Cycle EBITDA CAGR. The 2006 Plan Payout will be established by salary band and may vary, depending on the Eligible Employee’s location and/or job title.

G.	Active Employment means the Eligible Employee is on the active payroll of the Company and has not experienced a voluntary or involuntary termination of employment with the Company, including discharge for any reason, resignation, layoff, death, Retirement or Long-Term Disability. An approved short-term leave of absence is considered Active Employment.

H.	Award Percentage means the percentage shown in the table in Appendix A determined by applying the percentages produced under Sections 8.A. and 8.B. to the table.

I.	Cause means a finding by the Plan Administrator that the Participant has:

1)	committed any willful, intentional or grossly negligent act materially injuring the interest, business or reputation of the Company;

2)	engaged in any willful misconduct, including insubordination, in respect of his or her duties or obligations to the Company;

3)	violated or failed to comply in any material respect with the Company’s published rules, regulations or policies, as in effect from time to time;

4)	committed a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty (including entry of a nolo contendere plea resulting

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

in conviction of a felony or misdemeanor involving moral turpitude, fraud, theft or dishonesty);

5)	misappropriated or embezzled any property of the Company (whether or not a misdemeanor or felony);

6)	failed, neglected or refused to perform the employment duties related to his or her position as from time to time assigned to him or her (including, without limitation, the Participant’s inability to perform such duties as a result of alcohol or drug abuse, chronic alcoholism or drug addiction); or

7)	breached any applicable employment agreement.

“Willful” means an act or omission in bad faith and without reasonable belief that such act or omission was in, or not opposed to, the best interests of the Company.

J.	Committee means the Human Resource Committee of the Board of Directors of the Company.

K.	Company means Levi Strauss & Co. and its participating Subsidiaries.

L.	EBITDA means earnings before interest, taxes, depreciation and amortization, as determined under the Company’s audited financial statements.

M.	Eligible Employee means each employee of the Company who (i) is in the Executive, Leader or Management Band worldwide, and (ii) is in Active Employment as of August 31, 2005. The term “Eligible Employee” excludes anyone (i) not classified by the Company as an employee in the Executive, Leader or Management Bands, (ii) classified as an independent contractor or consultant, and (iii) who provides services to the Company pursuant to a contract between the Company and a third party organization.

N.	Fiscal Year means the Company’s fiscal year ending on the last Sunday of November.

O.	Long-Term Disability means the Eligible Employee is disabled within the meaning of, and eligible for benefits under, a long-term disability program or

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

equivalent program maintained by the Company or a Subsidiary employing the Eligible Employee.

P.	Participant means an Eligible Employee who meets the participation requirements under Section 5.

Q.	Performance Cycle means the two-year performance period beginning on November 29, 2004 and ending November 26, 2006.

R.	Performance Cycle EBITDA means the Company’s actual cumulative EBITDA for the Fiscal Years in the Performance Cycle.

S.	Performance Cycle EBITDA Compound Annual Growth Rate (CAGR) means the compounded annual growth percentage rate in the EBITDA for the Fiscal Years in the Performance Cycle starting with the EBITDA at the beginning of the 2005 Fiscal Year and ending with the EBITDA at the end of the 2006 Fiscal Year.

T.	Performance Cycle EBITDA Percentage means the percentage produced by dividing the Performance Cycle EBITDA by the Plan Performance Cycle EBITDA.

U.	Plan means the Levi Strauss & Co. Management Incentive Plan, as set forth herein and as amended from time to time.

V.	Plan Administrator means the Committee.

W.	Plan Performance Cycle EBITDA means the target cumulative EBITDA for the Fiscal Years in the Performance Cycle, as established by the Company at the beginning of the Performance Cycle.

X.	Plan Performance Cycle EBITDA CAGR means the target cumulative EBITDA CAGR for the Fiscal Years in the Performance Cycle, as established by the Company at the beginning of the Performance Cycle.

Y.	Retirement or Retire means termination of employment by an Eligible Employee who has met the age and service requirements as defined and determined under the Company retirement plan applicable to the Eligible Employee.

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

Z.	Subsidiary means any corporation of which more than 50% of the outstanding shares having ordinary voting power are owned or controlled by the Company, and any other entity that the Board of Directors of the Company, in its sole discretion, deems to be a Subsidiary.

4. Effective Date and Termination Date

The Plan is effective beginning with the 2005 Fiscal Year, which begins on November 29, 2004, and ending with the 2006 Fiscal Year, which ends on November 26, 2006.

5. Eligibility and Participation

Each individual who is an Eligible Employee shall be eligible to participate in the Performance Cycle. The following paragraphs address changes in status that occur after the first day of the Performance Cycle.

A.	New Hires and Rehires. If an individual becomes an Eligible Employee after the first day of the Performance Cycle but on or before August 31, 2005, the Eligible Employee will be entitled to participate in the Performance Cycle. If an individual becomes an Eligible Employee after August 31, 2005, the Eligible Employee will not be entitled to participate in the Performance Cycle. An Eligible Employee who is rehired will not be entitled to be reinstated as an Eligible Employee for the Performance Cycle unless the rehire occurs on or before August 31, 2005. Rehired individuals are not entitled to receive credit for prior periods of employment.

B.	Promotions or Demotions. If an Eligible Employee experiences a salary band increase or decrease after the first day of the Performance Cycle, but on or before August 31, 2005, the Eligible Employee will participate in the Performance Cycle at the 2005 and 2006 Plan Payout levels for the new salary band. If an Eligible Employee experiences a salary band increase or decrease after August 31, 2005, the Eligible Employee will participate in the Performance Cycle at the 2005 and 2006 Plan Payout levels for the prior salary band.

C.	Terminations.

1)

2005 Award Payout. If an Eligible Employee terminates employment voluntarily or involuntarily before the last day of the 2005 Fiscal Year, he or she will not be eligible for a 2005 Award Payout. If the Eligible

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

Employee Retires, is terminated without Cause, terminates voluntarily or dies after the end of the 2005 Fiscal Year, the Eligible Employee is entitled to the full 2005 Award Payout for the Performance Cycle. If the Eligible Employee is terminated for Cause after the end of the 2005 Fiscal Year but before the 2005 Award Payout is made, he or she will not be eligible for the 2005 Award Payout.

2)	2006 Award Payout. If an Eligible Employee terminates employment voluntarily or involuntarily before the last day of the 2006 Fiscal Year, he or she will not be eligible for a 2006 Award Payout. If the Eligible Employee Retires, is terminated without Cause, terminates voluntarily or dies after the end of the 2006 Fiscal Year, the Eligible Employee is entitled to the full 2006 Award Payout for the Performance Cycle. If the Eligible Employee is terminated for Cause after the end of the 2006 Fiscal Year but before the 2006 Award Payout is made, he or she will not be eligible for the 2006 Award Payout.

D.	Schedule Changes. If an Eligible Employee is scheduled to work 20 hours or more per week on the first day of the Performance Cycle, he or she is entitled to participate in the Performance Cycle at the full 2005 and 2006 Plan Payout levels. If the Eligible Employee is scheduled to work less than 20 hours per week on the first day of the Performance Cycle, he or she will participate in the Performance Cycle at 50% of the 2005 and 2006 Plan Payout levels.

E.	Long-Term Disability.

1)	2005 Award Payout. If an Eligible Employee goes on Long-Term Disability before the last day of the 2005 Fiscal Year, he or she will not be eligible for a 2005 Award Payout for the Performance Cycle. If an Eligible Employee goes on Long-Term Disability after the last day of the 2005 Fiscal Year, he or she will be eligible for a 2005 Award Payout.

2)	2006 Award Payout. If an Eligible Employee goes on Long-Term Disability before the last day of the 2006 Fiscal Year, he or she will not be eligible for a 2006 Award Payout for the Performance Cycle. If an Eligible Employee goes on Long-Term Disability after the last day of the 2006 Fiscal Year, he or she will be eligible for a 2006 Award Payout.

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

6. Performance Measures For 2005 Award Payout

At the beginning of the Performance Cycle, the Company will establish the 2005 Plan EBITDA.

After the Company completes its audited financial statements for the 2005 Fiscal Year, it will determine the 2005 EBITDA. If the 2005 EBITDA meets or exceeds the 2005 Plan EBITDA, the Eligible Employees will be entitled to a 2005 Award Payout.

7. 2005 Award Payouts

The 2005 Award Payout is determined by multiplying the Eligible Employee’s 2005 Plan Payout by 35%. The formula is as follows:

2005 Award Payout = 2005 Plan Payout x 35%

The 2005 Award Payout will be paid in February, 2006, subject to the eligibility rules in Section 5.

8. Performance Measures for 2006 Award Payout

The 2006 Award Payout is determined based on two measures of Company performance: (1) Performance Cycle EBITDA; and (2) Performance Cycle EBITDA CAGR. These cumulative plan measures are based on 2005 actual performance and 2006 plan. These factors are then used to determine the Award Percentage.

A.	Performance Cycle EBITDA Percentage. After the Company completes its audited financial statements for the 2006 Fiscal Year, it will determine the Performance Cycle EBITDA. The Performance Cycle EBITDA is then divided by the Plan Performance Cycle EBITDA to produce the Performance Cycle EBITDA Percentage. This percentage corresponds to the vertical axis of the matrix in Appendix A. The corresponding Award Percentage determined under paragraph C., below, is subject to interpolation based on the actual Performance Cycle EBITDA Percentage. The formula is stated as follows:

Performance Cycle EBITDA Percentage =

Performance Cycle EBITDA ÷ Plan Performance Cycle EBITDA

B.

Performance Cycle EBITDA CAGR. After the Company completes its audited financial statements for the 2006 Fiscal Year, it will determine the Performance Cycle EBITDA CAGR. The resulting percentage is compared to

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

the Company’s Plan Performance Cycle EBITDA CAGR to determine the percentage by which actual performance is over or under target. That percentage corresponds to the horizontal axis of the matrix in Appendix A.

C.	Award Percentage. After completing items A. and B., above, the Company determines the Award Percentage for each Eligible Employee by applying the percentages produced under A. and B. to the table in Appendix A. The final Award Percentage is subject to interpolation based on the actual Performance Cycle EBITDA Percentage on the vertical axis.

9. 2006 Award Payouts

The 2006 Award Payout is determined by multiplying 65% of the Eligible Employee’s 2006 Plan Payout by the Award Percentage. The formula is as follows:

2006 Award Payout = (65% x 2006 Plan Payout) x Award Percentage

The 2006 Award Payout will be paid in February, 2007, subject to the eligibility rules in Section 5.

10. Exchange Rates

The 2005 and 2006 Award Payouts will be paid in local currency. For 2005 Award Payouts outside the U.S., the exchange rate will be determined using the Bloomberg exchange rate as of the last business day of the 2005 Fiscal Year. For 2006 Award Payouts outside the U.S., the exchange rate will be determined using the Bloomberg exchange rate as of the last business day of the Performance Cycle.

11. Tax Withholding

The Company or Subsidiary, as applicable, will deduct from all 2005 and 2006 Award Payouts any and all applicable taxes (e.g., federal, state, local or other taxes of any kind) required by law to be withheld with respect to such Award Payouts.

12. No Tax, Financial, Legal or Other Advice

The Company or any Subsidiary has not provided, and will not provide, any tax, financial, legal or other advice related to participation in the Plan, including, but not limited to, tax or financial consequences of participating in the Plan. No provision of the Plan, or any document or presentation about the Plan given to Eligible Employees, will be interpreted as reflecting such advice.

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

13. Employment Rights

Neither this document nor the existence of the Plan is intended to, or do they imply, any promise of continued employment by the Company. Employment may be terminated with or without cause, and with or without notice, at any time, for any reason, at the option of the Company or the employee. No one other than the Board of Directors of the Company, Chief Executive Officer, President or a Senior Vice President of LS&CO. may approve any agreement with an employee that guarantees his or her employment. Such an agreement must be in writing and signed by such an authorized individual.

14. Other Benefits

No creation of interests, or payment of cash, under this Plan will be taken into account in determining any benefits under any compensation, pension, retirement, savings, profit sharing, group insurance, welfare or other employee benefit plan of the Company or any Subsidiary. However, an Eligible Employee may be eligible to elect to defer the 2006 Award Payout under the terms of the Levi Strauss & Co. Deferred Compensation Plan for Executives. Please refer to the terms of such plan for information regarding possible deferral elections.

15. Unfunded Status

The Plan is unfunded. An Eligible Employee’s right to receive Award Payouts under the Plan is an unsecured claim against the general assets of the Company, or Subsidiary, as applicable. Although the Company or a Subsidiary may establish a bookkeeping reserve to meet its obligations, any rights acquired by any Eligible Employee are no greater than the right of any unsecured general creditor of the Company or any Subsidiary.

The Company or any Subsidiary is not required to segregate any assets for Award Payouts, and neither the Company, any Subsidiary, Board of Directors, Committee nor the Administrator is deemed to be a trustee as to any Award Payout under this Plan. Any liability of the Company or Subsidiary to any Eligible Employee under this Plan is based solely upon any contractual obligations that may be created by this Plan. No provision of the Plan, under any circumstances, gives an Eligible Employee or other person any interest in any particular property or assets of the Company or its Subsidiaries. No Award Payout is deemed to be secured by any pledge of, or other encumbrance or security interest in, any property of the Company, or any Subsidiary. Neither the Company, any Subsidiary, the Board of Directors, the Committee, nor the Administrator is required to give any security or bond for the performance of any obligation that may be created under this Plan.

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

16. No Limit on Capital Structure Changes

The establishment and operation of this Plan, including the granting of eligibility for an Award Payout, will not limit the ability of the Company or any Subsidiary to reclassify, recapitalize or otherwise change its capital or debt structure; to merge, consolidate, convey any or all of its assets, dissolve, liquidate, windup, or otherwise reorganize; to pay dividends or make other distributions to stockholders; to repurchase stock or to issue stock; or to take any action in respect of its manufacturing, marketing, distribution, merchandising, operations, management or any other aspect of its business.

Eligible Employees under the Plan are not entitled to anything (other than as may be reflected through the Plan performance measures) if the Company completes any transaction or takes any action contemplated by the preceding paragraph.

Notwithstanding the above, the Committee may, in its discretion, adjust the manner in which the performance measures are calculated at any time or from time to time to take into account changes in the Company’s business that the Committee believes affect the relationship between the Company’s performance and such value.

17. Plan Administration

The Plan is administered by the Committee. The Committee may delegate its authority as Plan Administrator to such other person or persons as the Committee designates from time to time. In administering the Plan, the Committee may, at its option, employ compensation consultants, accountants and counsel and other persons to assist or render advice and other services, all at the expense of the Company.

The Committee has the power, in its sole discretion, to interpret the Plan and to adopt rules and procedures it deems appropriate for the administration and implementation of the Plan. Such rules and procedures include, without limitation, procedures for making required calculations and applying formulas.

All determinations and interpretations under the Plan for all matters including, without limitation, amounts due under the Plan, are conclusive and binding on all affected individuals.

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

18. Claims Procedure.

A Participant or beneficiary shall have the right to file a claim, inquire if he or she has any right to benefits and amounts thereof, or appeal the denial of a claim.

A.	A claim will be considered as having been filed when a written communication is made by the Participant, beneficiary or his or her authorized representative (the “claimant”) to the attention of the Plan Administrator. The Plan Administrator shall notify the claimant in writing within 90 days after receipt of the claim if the claim is wholly or partially denied. If an extension of time beyond the initial 90-day period for processing the claim is required, written notice of the extension shall be provided to the claimant prior to the expiration of the initial 90-day period. In no event shall the period, as extended, exceed 180 days. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render a final decision.

B.	Notice of a wholly or partially denied claim for benefits will be made in writing in a manner calculated to be understood by the claimant and shall include:

1)	the reason or reasons for denial;

2)	specific reference to the Plan provisions on which the denial is based;

3)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

4)	an explanation of the Plan’s claim appeal procedure.

C.

If a claim is wholly or partially denied, the claimant may file an appeal requesting the Plan Administrator to conduct a full and fair review of his or her claim. For purposes of this review, the Plan Administrator may appoint an individual or committee (other than the individual or committee that heard the initial claim) to act on its behalf. An appeal must be made in writing no more than 60 days after the claimant receives written notice of the denial. The claimant may review any documents that apply to the case and may also submit points of disagreement and other comments in writing along with the appeal. The decision of the Plan Administrator regarding the appeal shall be

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given to the claimant in writing no later than 60 days following receipt of the appeal. However, if the Plan Administrator, in its sole discretion, grants a hearing, or there are special circumstances involved, the decision will be given no later than 120 days after receiving the appeal. If such an extension of time for review is required, written notice of the extension shall be furnished to the claimant prior to the commencement of the extension. The decision shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision, as well as specific references to the pertinent Plan provisions on which the decision is based.

D.	Notwithstanding any provision in the Plan to the contrary, no employee, Eligible Employee, Participant, beneficiary or other person may bring any legal or administrative claim or cause of action against the Plan, the Plan Administrator or the Company in court or any other venue until such person has exhausted the administrative remedies under this Section 18.

E.	If the Plan Administrator is in doubt concerning the entitlement of any person to any payment claimed under the Plan, the Plan Administrator may instruct the Company to suspend payment until satisfied as to the person’s entitlement to the payment. Notwithstanding the foregoing, no person may bring a claim for Plan benefits to arbitration, court or through any other legal action or process until the administrative claims process of this Section 18 has been exhausted.

19. Amendment, Modification or Termination of Plan

The Committee may modify, amend or terminate any and all provisions of the Plan at any time during its existence, and establish rules and procedures for its administration, at its discretion and without notice.

Notwithstanding the provision above, the Plan Administrator may amend and modify the Plan to comply with or conform to local law, regulation or custom. Such amendments and modifications can have limited application to a specific Subsidiary, division or jurisdiction, and need not apply to all Eligible Employees.

20. Severability

If any provision of this Plan is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision were not part of the Plan.

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21. No Waiver

Failure of the Company to enforce at any time any provision of this Plan shall in no way be construed as a waiver of such provision or any other provision of the Plan.

22. Governing Law

The Plan and all Award Payouts hereunder will be governed by the laws of the State of California. In applying the laws of the State of California, its rules on choice of law will be disregarded.

23. All Provisions

This official Plan document represents the exclusive and complete statement of the terms of the Plan, and supersedes any and all prior or contemporaneous understandings, representations, documents and communications between the Company or any Subsidiary and any Eligible Employee, whether oral or written, relating to its subject matters. In the event of any conflict between the provisions of this official Plan document, as amended from time to time, and any other document or presentation describing or otherwise relating to the Plan, this official document shall control.

24. Adoption

To record the adoption of the Management Incentive Plan, the Company has caused its duly authorized officer to execute this document on the date indicated herein.

Levi Strauss & Co.

By:
Fred Paulenich

Date:

LEVI STRAUSS & CO. MANAGEMENT INCENTIVE PLAN

APPENDIX A

	MIP Funding Matrix

2-Year Cumulative EBITDA Performance	>=125%	75%	100%	145%	165%	180%	200%
	120%	65%	90%	130%	145%	160%	175%
	115%	60%	85%	120%	130%	145%	155%
	110%	55%	80%	110%	120%	130%	140%
	105%	50%	75%	100%	110%	115%	125%
	100%	45%	70%	90%	100%	105%	115%
	95%	30%	55%	75%	80%	85%	95%
	90%	20%	35%	55%	60%	65%	70%
	<90%	0%	0%	0%	0%	0%	0%

		Below Plan more than 8%	Below Plan by 5% to 8%	Below Plan by 3% to 5%	Plan + or –2%	Above Plan by 3% to 7%	Above Plan more than 7%

	2-Year EBITDA Compound Annual Growth Rate (CAGR)